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                     April 24, 2023

       David Rankin
       Chief Financial Officer
       Seaboard Corporation
       9000 West 67th Street
       Merriam, KS 66202

                                                        Re: Seaboard
Corporation
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed February 14,
2023
                                                            File No. 001-03390

       Dear David Rankin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services